Exhibit 10.5

SERVICE AGREEMENT

THIS SERVICE AGREEMENT (the “Agreement”) is dated

CLIENT	CONTRACTOR

(the “Client”)	(the “Contractor”)

BACKGROUND

A.	The Client is of the opinion that the Contractor has the necessary qualifications, experience and abilities to provide services to the Client.

B.	The Contractor is agreeable to providing such services to the Client on the terms and conditions set out in this Agreement.

C.	The Client will contribute experimental designs, result in interpretations, and essential scientific expertise to guide the Contractor in the laboratory work involved in the assay development process.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Contractor (individually the “Party” and collectively the “Parties” to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Contractor to provide the Client with the following services (the “Services”):

Literature Review:

●	Conduct a comprehensive literature review to identify relevant biomarkers and existing immunoassay methods.

Biomarker Selection:

●	Select target biomarkers based on clinical relevance and feasibility for immunoassay development.

Assay Development:

●	Design and optimize immunoassay protocols for the detection of selected biomarkers.

●	Determine appropriate assay format (e.g., ELISA, lateral flow).

●	Optimize assay components (e.g., antibodies, detection reagents).

●	Establish assay conditions (e.g., incubation times, temperature).

Validation Studies:

●	Validate the developed immunoassays for sensitivity, specificity, and reproducibility.

●	Conduct analytical validation to determine assay performance characteristics (e.g., limit of detection, dynamic range).

●	Perform cross-reactivity studies to assess assay specificity.

Platform Transfer:

●	Transfer validated immunoassay protocols to designated platforms (e.g., LFIA, FIA, ChLIA).

●	Ensure compatibility and performance consistency across platforms.

Documentation:

●	Document all development and validation activities, including protocols, results, and standard operating procedures (SOPs).

Deliverables:

●	Detailed immunoassay protocols for target biomarker detection.

●	Validation report documenting assay performance characteristics and results.

●	Transfer documentation for implementing assays on designated platforms.

●	SOPs for assay operation and maintenance.

The Services will also include any other tasks which the Parties may agree on. The Contractor hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

1.	The term of this Agreement (the “Term”) will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.

2.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 10 days’ written notice to the other Party.

3.	In the event that either Party breaches a material provision under this Agreement, the non- defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non-defaulting Party against all reasonable damages.

4.	This Agreement may be terminated at any time by mutual agreement of the Parties.

5.	Except as otherwise provided in this Agreement, the obligations of the Contractor will end upon the termination of this Agreement.

PERFORMANCE

The Parties agree to do everything necessary to ensure that the terms of this Agreement take effect.

CURRENCY

Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

COMPENSATION

1.	The Contractor will charge the Client for the Services at the rate of $ (the “Compensation”).

2.	The Contractor will invoice the Client once a year.

3.	Invoices submitted by the Contractor to the Client are due within days of receipt.

4.	The Contractor will not be reimbursed for any expenses incurred in connection with providing the Services of this Agreement.

INTEREST ON LATE PAYMENTS

Interest payable on any overdue amounts under this Agreement is charged at a rate of 5.00% per annum or at the maximum rate enforceable under applicable legislation, whichever is lower.

CONFIDENTIALITY

1.	Confidential information (the “Confidential Information”) refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.

2.	The Contractor agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Contractor has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

3.	All written and oral information and material disclosed or provided by the Client to the Contractor under this Agreement is Confidential Information regardless of whether it was provided before or after the date of this Agreement or how it was provided to the Contractor.

OWNERSHIP OF INTELLECTUAL PROPERTY

1.	All intellectual property and related material, including any trade secrets, moral rights, goodwill, relevant registrations or applications for registration, and rights in any patent, copyright, trademark, trade dress, industrial design and trade name (the “Intellectual Property”) that is developed or produced under this Agreement, is a “work made for hire” and will be the sole property of the Client. The use of the Intellectual Property by the Client will not be restricted in any manner.

2.	The Contractor may not use the Intellectual Property for any purpose other than that contracted for in this Agreement except with the written consent of the Client. The Contractor will be responsible for any and all damages resulting from the unauthorized use of the Intellectual Property.

RETURN OF PROPERTY

Upon the expiration or termination of this Agreement, the Contractor will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

In providing the Services under this Agreement it is expressly agreed that the Contractor is acting as an independent contractor and not as an employee. The Contractor and the Client acknowledge that this Agreement does not create a partnership or joint venture between them, and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers’ compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Contractor during the Term. The Contractor is responsible for paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Contractor under this Agreement.

SUBCONTRACTOR

1.	Except as otherwise provided in this Agreement, the Contractor may, at the Contractor’s absolute discretion, engage a third-party sub-contractor to perform some or all of the obligations of the Contractor under this Agreement.

2.	In the event that the Contractor hires a sub-contractor:

o	the Contractor will pay the sub-contractor for its services and the Compensation will remain payable by the Client to the Contractor.

o	for the purposes of the indemnification clause of this Agreement, the sub- contractor is an agent of the Contractor.

AUTONOMY

Except as otherwise provided in this Agreement, the Contractor will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. However, the Contractor will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

Except as otherwise provided in this Agreement, the Contractor will provide at the Contractor’s own expense, any and all tools, machinery, equipment, raw materials, supplies, workwear and any other items or parts necessary to deliver the Services in accordance with the Agreement.

NO EXCLUSIVITY

The Parties acknowledge that this Agreement is non-exclusive and that either Party will be free, during and after the Term, to engage or contract with third parties for the provision of services similar to the Services.

NOTICE

All notices, requests, demands or other communications required or permitted by the terms of this Agreement will be given in writing and delivered to the Parties:

or to such other address as either Party may from time to time notify the other, and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

INDEMNIFICATION

Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

TIME OF THE ESSENCE

Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

The Contractor will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

This Agreement, including and together with any related exhibits and attachments constitutes the sole and entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representation, warranty, collateral agreement or condition affecting this Agreement.

ENSUREMENT

This Agreement will ensure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the laws of England and Wales without regard to conflict of law principles. Any dispute, legal suit, action or proceeding arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts located in England and Wales.

SEVERABILITY

In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.